As filed with the Securities and Exchange Commission on July 21, 2020
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

U.S. Auto Parts Network, Inc.
(Exact name of registrant as specified in its charter)

Delaware	68-0623433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2050 W. 190th Street, Suite 400
Torrance, California 90504
(Address, including zip code, of Principal Executive Offices)

U.S. Auto Parts Network, Inc. 2016 Equity Incentive Plan
 (Full title of the plan)

Alfredo Gomez
General Counsel
U.S. Auto Parts Network, Inc.
2050 W. 190th Street, Suite 400
Torrance, California 90504
(424) 702-1455
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☑

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $0.001 par value per share	1,500,000(1)(2) shares	$10.71	(3)	$16,065,000	(3)	$2,085	(3)

(1)
This Registration Statement covers, in addition to the number of shares of U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the U.S. Auto Parts Network, Inc. 2016 Equity Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Plan on January 1, 2020 pursuant to an “evergreen” provision contained in the Plan.  Pursuant to such provision, on January 1 of each calendar year commencing in 2017 and ending on (and including) January 1, 2026, the number of shares authorized for issuance under the Plan is automatically increased by 1,500,000 shares; provided, that the Board of Directors of the Registrant may act prior to January 1st of a given year to provide that there will be no January 1st increase for such year or that the increase for such year will be a lesser number of shares of Common Stock than would otherwise occur.  For example, for 2019 the Board of Directors provided that there would be no share increase on January 1, 2019.

(3)
Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on July 14, 2020, as quoted on the Nasdaq Global Select Market.

The Exhibit Index for this Registration Statement is at page 6.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same benefit plan is effective.  This Registration Statement on Form S-8 registers the offer and sale of an additional 1,500,000 shares of Common Stock for issuance under the Plan.  The Registrant previously registered shares of Common Stock for issuance under the Plan on June 27, 2016 (Commission File No. 333-212256), March 14, 2017 (Commission File No. 333-216671), and August 9, 2018 (Commission File No. 333-226736).  Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above and consists of only the items required by General Instruction E.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10‑K for its fiscal year ended December 28, 2019, filed with the Commission on March 10, 2020 (Commission File No. 001-33264);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 28, 2020, filed with the Commission on May 6, 2020 (Commission File No. 001-33264);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on April 16, 2020, May 4, 2020, June 3, 2020, June 16, 2020, June 22, 2020 and July 17, 2020 (each, Commission File No. 001-33264);

(d)
The Company’s Registration Statements on Form S-8, filed with the Commission on June 27, 2016 (Commission File No. 333-212256), March 14, 2017 (Commission File No. 333-216671), and August 9, 2018 (Commission File No. 333-226736); and

(e)
The description of the Common Stock filed as Exhibit 4.2 to the Company’s Annual Report on Form 10‑K for its fiscal year ended December 28, 2019, filed with the Commission on March 10, 2020 (Commission File No. 001-33264) and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Alfredo Gomez.  Mr. Gomez is General Counsel of the Company and is compensated by the Company as an employee.  Mr. Gomez owns 201,338 shares of Common Stock, 163,679 restricted stock units that are payable in an equivalent number of shares of Common Stock (with performance-based restricted stock unit awards included at the target level of performance), and Company stock options to acquire up to an additional 355,504 shares of Common Stock.  Mr. Gomez is eligible to receive stock awards by the Company under the Plan.

Item 8.	Exhibits

See the attached Exhibit Index at page 6, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.
U.S. Auto Parts Network, Inc. 2016 Equity Incentive Plan.  (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2016 (File No. 001-33264) and incorporated herein by this reference.)

5.	Opinion of Counsel (opinion re legality).

23.1	Consent of RSM US LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on July 21, 2020.

U.S. AUTO PARTS NETWORK, INC.

By:	/s/ Lev Peker
Lev Peker
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alfredo Gomez, Lev Peker and David Meniane, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lev Peker	Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2020
Lev Peker

/s/ David Meniane	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	July 21, 2020
David Meniane

/s/ Warren B. Phelps III	Chairman of the Board	July 21, 2020
Warren B. Phelps III

/s/ Jim Barnes	Director	July 21, 2020
Jim Barnes

/s/ Joshua L. Berman	Director	July 21, 2020
Joshua L. Berman

/s/ Jay K. Greyson	Director	July 21, 2020
Jay K. Greyson

/s/ Sol Khazani	Director	July 21, 2020
Sol Khazani

/s/ Mehran Nia	Director	July 21, 2020
Mehran Nia

/s/ Nanxi Liu	Director	July 21, 2020
Nanxi Liu